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Exhibit 23.7






                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Wang Laboratories, Inc. on form S-3 for the registration of 68,500 shares of common stock of our report dated January 10, 1998 on our audit of the consolidated financial statement of Olivetti (Hong Kong) Limited as of September 30, 1997 and December 31, 1996, and for the nine month and one year periods, respectively then ended, which report appears in the Proxy Statement of Wang Laboratories, Inc. dated April 21, 1999. We also consent to the reference to us under the heading "Experts" in such registration statement.



/s/ Price Waterhouse

Price Waterhouse


Hong Kong
May 3, 1999